Exhibit 99

Carpenter Technology Reports Third Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--April 25, 2005--Carpenter Technology Corporation (NYSE:CRS) today reported record sales and net income, which reflected favorable market conditions and a continued focus on costs through lean and variation reduction.
    Net sales for the third fiscal quarter ended March 31, 2005 were $342.1 million, compared with $280.4 million for the same period a year ago.
    Net income in the third quarter was $35.3 million or $1.38 per diluted share, compared to net income of $10.3 million or $.42 per diluted share a year ago.
    Net income in the third quarter a year ago included non-cash pension and retiree medical expenses (net pension expense) of $2.0 million after-tax or $.09 per diluted share. In the recent third quarter, Carpenter's net pension expense was less than $.01 per diluted share.
    Free cash flow in the recent third quarter was $46.1 million, compared with free cash flow of $47.4 million in the third quarter a year ago.
    At the end of the recent third quarter, total debt net of cash was $116.8 million. Carpenter's net debt amount was $60.0 million lower than at the end of the previous quarter and $148.9 million lower than a year ago.

    Year-to-Date Results

    Net sales for the first nine months of the current fiscal year were $951.8 million, compared with $719.9 million for the same period a year ago.
    Net income for the first nine months of the current fiscal year was $87.6 million or $3.48 per diluted share, compared with net income of $18.3 million or $.75 per diluted share for the same period a year ago.
    Free cash flow for the first nine months of fiscal 2005 was $88.7 million, compared to free cash flow of $79.0 million for the same period a year ago.

    Third Quarter - Operating Summary

    "Favorable market conditions, strong demand for higher value products particularly from the aerospace market and our continued focus on operational excellence resulted in record earnings in the third quarter," said Robert J. Torcolini, chairman, president and chief executive officer.
    "The quarterly results reflected the continued operating leverage created through our relentless focus on lean and variation reduction. We also benefited from a shift in product mix to higher value materials as a result of robust demand from the aerospace and power generation markets. Additionally, margins improved from an intentional reduction in the sale of marginally profitable products."
    Carpenter's sales increased 22 percent in the third quarter from a year ago, which reflected a better product mix, increased base selling prices and surcharges to help recover high raw material costs. Excluding surcharge revenue, sales increased approximately 17% from the third quarter a year ago.
    Sales increased in most major end-use markets during the third quarter versus the same quarter a year ago. Aerospace market sales increased 50 percent; medical market sales, 31 percent; industrial market sales, 23 percent; power generation market sales, 13 percent; and automotive market sales, 12 percent. Sales to the consumer market declined 4 percent from the same quarter a year ago due primarily to an intentional reduction in the sale of marginally profitable products.
    Geographically, sales outside the United States increased 22 percent from a year ago and represented 28 percent of third quarter sales. Sales outside the United States continued to benefit from the effects of a weaker U.S. dollar, strong growth in Asia and increased demand for aerospace and medical materials.
    Carpenter's gross profit in the third quarter increased to $85.2 million or 24.9 percent of sales from $49.3 million or 17.6 percent of sales a year ago.
    In the third quarter a year ago, the gross profit reflected net pension expense of $2.5 million or 0.9 percent of sales. The gross profit in the recent third quarter included net pension expense of $0.2 million.
    The gross profit improvement reflected a better product mix due to growth in key markets including aerospace, power generation and medical, higher base prices and a continued focus on lean and variation reduction.
    Carpenter's third quarter operating income increased to $56.6 million or 16.5 percent of sales from $19.5 million or 7.0 percent of sales a year ago. The increase reflects the improvement in gross profit and a decline in selling and administrative expenses compared to the quarter a year ago.

    Outlook

    "We continue to expect that our operating performance will show year-over-year improvements as market conditions should remain favorable," Torcolini said. "The robust activity throughout the aerospace market is creating strong demand for our higher value materials including specialty alloys, titanium and ceramics."
    Accordingly, the company expects that free cash flow will be in excess of $120 million for the current fiscal year. Carpenter had previously estimated that free cash flow would be in excess of $100 million.

    Segment Results - Third Quarter

    Specialty Metals

    Net sales for the quarter ended March 31, 2005 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units were $311.1 million, compared to $253.2 million in the same quarter a year ago.
    SAO sales increased 19 percent from the same quarter a year ago. The increase was due primarily to a better product mix as a result of strong demand from the U.S. and European aerospace markets, pricing actions and surcharges. SAO volume decreased 14 percent from the quarter a year ago primarily reflecting the strategy to reduce the sale of marginally profitable products.
    Dynamet's sales increased 60 percent in the third quarter versus a year ago, also as a result of strong demand from the aerospace markets, continued growth in the medical market and higher base selling prices. The sales increase also reflects the impact of a significant rise in titanium costs. CPP's sales were 46 percent higher than a year ago due to strong demand from the industrial and automotive markets and increased selling prices.
    Operating income for the Specialty Metals segment was $52.6 million, compared to $19.8 million a year ago. The increase in operating income reflected the effects of a better product mix, higher base pricing and continued operational improvements.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components were $31.9 million, compared to $28.0 million a year ago. Stronger demand from the automotive and aerospace markets and higher base prices were the primary drivers of the sales increase.
    Operating income for the Engineered Products segment increased to $5.6 million in the third quarter from $3.9 million a year ago. Operating income benefited from higher sales, increased base selling prices and better operating efficiencies from lean and variation reduction.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first nine months of fiscal 2005 for the Specialty Metals segment were $858.6 million, compared to $640.8 million for the same period a year ago.
    SAO sales increased 32 percent from a year ago, due to an improved product mix, base pricing actions and surcharges. SAO volume was flat with a year ago as strong demand for higher value materials was offset primarily by SAO's intentional reduction in the sale of marginally profitable products.
    Dynamet's sales increased 58 percent during the first nine months of fiscal 2005 compared to the same period a year ago. The increase is due primarily to stronger demand from the aerospace and medical markets and increased prices. CPP's sales were 39 percent higher than a year ago as a result of strong demand from the industrial, automotive and aerospace markets and higher base selling prices.
    Operating income for the Specialty Metals segment was $125.5 million during the first nine months of fiscal 2005 as compared to $38.8 million for the same period a year ago. The increase reflected higher base pricing, a better product mix and continued operational improvements.

    Engineered Products Segment

    Net sales for this segment through the first nine months of fiscal 2005 were $95.6 million as compared to $81.0 million for the same period a year ago. This group of companies benefited from strong demand across most major markets including automotive, aerospace, industrial and power generation and higher base selling prices.
    Operating income for the Engineered Products segment for the first nine months of fiscal 2005 was $16.4 million versus $10.6 million for the same period a year ago. The increase in operating income was largely associated with stronger demand, better pricing and a continued focus on lean and variation reduction.

    Net Pension Expense

    In the third quarter of fiscal 2005, Carpenter had non-cash pension and retiree medical expenses of $0.6 million, which was offset by the favorable tax effects of Medicare Part D. As a result, Carpenter's net pension expense was $0.1 million and did not have a measurable impact on earnings per share. This compares to net pension expense of $2.0 million after-tax or $.09 per diluted share for the same quarter a year ago.
    The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year.
    The company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Other Items

    In the third quarter of fiscal 2005, selling and administrative expenses of $28.6 million were 8.4 percent of sales compared to $29.8 million or 10.6 percent of sales in the same quarter a year ago. Selling and administrative expenses included net pension expense of $0.4 million in the current third quarter versus $1.2 million in the quarter a year ago.
    For the first nine months of fiscal 2005, selling and administrative expenses of $85.9 million were the same as a year ago. However, as a percentage of sales, selling and administrative expenses declined to 9.0 percent through the first nine months of fiscal 2005 from 11.9 percent of sales for the same period a year ago. For the first nine months of the current fiscal year, net pension expense included in selling and administrative expenses was $1.2 million versus $3.7 million a year ago.
    Interest expense for the quarter increased to $5.9 million from $5.6 million in the quarter a year ago due to higher interest rates. For the first nine months of fiscal 2005, interest expense was $17.6 million or $0.4 million lower than the same period a year ago.
    The nine month period a year ago included a charge of $2.3 million associated with the early retirement of debt.
    Other income for the third quarter was $2.4 million as compared to $0.7 million in the third quarter a year ago. The change largely reflects increased interest income from higher balances of invested cash and foreign exchange gains.
    For the first nine months of fiscal 2005, other income was $7.7 million, compared to $7.0 million for the same period a year ago. Other income primarily reflects funds received under the "Continued Dumping and Subsidy Offset Act of 2000" and interest income from invested cash balances.
    In the recent third quarter, net income benefited by $.03 per diluted share primarily due to an increase in estimated tax credits.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the third quarter was $46.1 million, compared to $47.4 million a year ago. Through the first nine months of fiscal 2005 free cash flow was $88.7 million, compared to $79.0 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the third quarter, Carpenter had approximately $185 million available under its credit facilities.

    Conference Call

    Carpenter will host a conference call and webcast today, April 25, at 10:00 a.m., Eastern Time, to discuss the results of operations for the third quarter.
    Please call 610-208-2800 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.
    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com.
    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2004, its subsequent Form 10-Q and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, or other influences on Carpenter's business such as new competitors, the consolidation of customers and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy and raw materials or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals;
5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; and 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.


                   CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data)


                                  Three Months Ended Nine Months Ended
                                        March 31         March 31
                                    ---------------- -----------------

                                     2005     2004     2005     2004
                                    ------- -------- -------- --------

NET SALES                           $342.1   $280.4   $951.8   $719.9

Cost of sales                        256.9    231.1    728.6    597.2
                                    ------- -------- -------- --------
Gross profit                          85.2     49.3    223.2    122.7

Selling and administrative expenses   28.6     29.8     85.9     85.9
                                    ------- -------- -------- --------
Operating income                      56.6     19.5    137.3     36.8

Interest expense                       5.9      5.6     17.6     18.0
Loss on early retirement of debt        --       --       --      2.3
Other income, net                     (2.4)    (0.7)    (7.7)    (7.0)
                                    ------- -------- -------- --------

Income before income taxes            53.1     14.6    127.4     23.5
Income taxes                          17.8      4.3     39.8      5.2
                                    ------- -------- -------- --------
NET INCOME                           $35.3    $10.3    $87.6    $18.3
                                    ======= ======== ======== ========

EARNINGS PER COMMON SHARE:
   Basic                             $1.43    $0.43    $3.60    $0.76
                                    ======= ======== ======== ========
   Diluted                           $1.38    $0.42    $3.48    $0.75
                                    ======= ======== ======== ========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
   Basic                              24.4     22.6     24.0     22.4
                                    ======= ======== ======== ========
   Diluted                            25.4     23.6     25.0     23.3
                                    ======= ======== ======== ========

Cash dividends per common share      $0.10  $0.0825  $0.2825  $0.2475
                                    ======= ======== ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions)

                                                     Nine months ended
                                                          March 31
                                                       --------------

                                                         2005   2004
                                                       ------- ------

OPERATIONS:
  Net income                                            $87.6  $18.3
  Adjustments to reconcile net income to
   net cash provided from operations:
    Depreciation                                         35.0   36.9
    Amortization                                          2.8    6.4
    Deferred income taxes                                17.7   (7.1)
    Net pension expense                                   1.8   12.4
    Net loss on asset disposals                           0.3    0.3
  Changes in working capital and other:
    Receivables                                         (30.3) (31.8)
    Inventories                                         (38.7)  (1.9)
    Other current assets                                 (4.0)   0.6
    Accounts payable                                     15.3   34.3
    Accrued current liabilities                          19.6   19.3
    Income tax refund                                     1.9    0.4
    Other, net                                           (4.2)   0.7
                                                       ------- ------
Net cash provided from operations                       104.8   88.8
                                                       ------- ------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software             (8.8)  (5.2)
  Proceeds from disposals of plant and equipment          0.6    2.3
  Purchases of marketable securities                   (128.2) (45.4)
  Sales of marketable securities                         68.6   26.2
                                                       ------- ------
Net cash used for investing activities                  (67.8) (22.1)
                                                       ------- ------

FINANCING ACTIVITIES:
  Net change in short-term debt                          (1.3) (15.1)
  Payments on long-term debt                               --  (20.1)
  Checks not cleared                                       --   (3.7)
  Dividends paid                                         (7.9)  (6.9)
  Proceeds from issuance of common stock                 46.1   11.0
                                                       ------- ------
Net cash provided from (used for) financing activities   36.9  (34.8)
                                                       ------- ------

Effect of exchange rate changes on cash and cash
 equivalents                                             (2.3)  (0.1)
                                                       ------- ------

INCREASE IN CASH AND CASH EQUIVALENTS                    71.6   31.8
Cash and cash equivalents at beginning of period         76.6   53.5
                                                       ------- ------
Cash and cash equivalents at end of period             $148.2  $85.3
                                                       ======= ======

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in millions)

                                                   March 31   June 30
                                                     2005       2004
                                                   --------- ---------

ASSETS
Current Assets:
  Cash and cash equivalents                          $148.2     $76.6
  Marketable securities                                88.3      28.8
  Accounts receivable, net                            197.7     165.2
  Inventories                                         224.5     185.0
  Other current assets                                 35.8      36.2
                                                   --------- ---------
     Total current assets                             694.5     491.8

Property, plant and equipment, net                    583.3     608.7
Prepaid pension cost                                  249.9     247.0
Goodwill                                               46.4      46.4
Trademarks and trade names, net                        21.3      24.3
Other assets                                           31.9      38.0
                                                   --------- ---------
Total assets                                       $1,627.3  $1,456.2
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                      $1.0      $2.2
  Accounts payable                                    124.7     109.0
  Accrued compensation                                 28.4      26.1
  Accrued income taxes                                 26.7      10.3
  Accrued liabilities                                  54.7      51.4
  Deferred income taxes                                 7.4      10.9
  Current portion of long-term debt                    20.2      20.2
                                                   --------- ---------
     Total current liabilities                        263.1     230.1

Long-term debt, net of current portion                332.1     332.7
Accrued postretirement benefits                       135.3     143.5
Deferred income taxes                                 193.8     175.6
Other liabilities                                      36.5      36.3
                                                   --------- ---------
Total liabilities                                     960.8     918.2
                                                   --------- ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          20.0      20.8
  Common stock                                        128.2     120.7
  Capital in excess of par value - common stock       254.2     215.1
  Reinvested earnings                                 310.1     230.4
  Common stock in treasury, at cost                   (38.0)    (38.0)
  Deferred compensation                                (6.0)     (9.5)
  Accumulated other comprehensive loss                 (2.0)     (1.5)
                                                   --------- ---------
     Total stockholders' equity                       666.5     538.0
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,627.3  $1,456.2
                                                   ========= =========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.






                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in millions)


                                      Three Months     Nine Months
                                          Ended           Ended
                                        March 31        March 31
                                     --------------- ---------------

                                       2005    2004    2005    2004
                                     ------- ------- ------- -------

Net sales:
  Specialty Metals                   $311.1  $253.2  $858.6  $640.8
  Engineered Products                  31.9    28.0    95.6    81.0
  Intersegment                         (0.9)   (0.8)   (2.4)   (1.9)
                                     ------- ------- ------- -------

  Consolidated net sales             $342.1  $280.4  $951.8  $719.9
                                     ======= ======= ======= =======

Operating income:
  Specialty Metals                    $52.6   $19.8  $125.5   $38.8
  Engineered Products                   5.6     3.9    16.4    10.6
  Corporate costs                      (5.3)   (5.4)  (15.3)  (14.6)
  Pension earnings, interest &
   deferrals                            3.7     1.2    11.1     2.0
  Intersegment                           --      --    (0.4)     --
                                     ------- ------- ------- -------

   Consolidated operating income      $56.6   $19.5  $137.3   $36.8
                                     ======= ======= ======= =======

Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.





                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in millions, except per share data)


                                        Three Months    Nine Months
                                            Ended          Ended
                                          March 31       March 31
                                       -------------- ---------------
FREE CASH FLOW                          2005    2004    2005    2004
                                       ------ ------- ------- -------

Net cash provided from operations      $52.4   $50.1  $104.8   $88.8
Purchases of plant, equipment and
 software                               (4.0)   (2.0)   (8.8)   (5.2)
Proceeds from disposals of plant and
 equipment                               0.4     1.7     0.6     2.3
Dividends paid                          (2.7)   (2.4)   (7.9)   (6.9)
                                       ------ ------- ------- -------
Free cash flow                         $46.1   $47.4   $88.7   $79.0
                                       ====== ======= ======= =======

Free cash flow is a measure of cash generated which management evaluates for alternative uses.


                                               March  December  March
                                                 31      31      31
NET DEBT                                        2005    2004    2004
                                              ------- ------- -------

Accounts receivable purchase facility           $---    $---   $10.0
Short-term debt                                  1.0     1.7     2.6
Current portion of long-term debt               20.2    20.2     0.1
Long-term debt, net of current portion         332.1   333.6   357.5
                                              ------- ------- -------
Total debt                                     353.3   355.5   370.2
Cash                                          (148.2) (113.3)  (85.3)
Marketable securities                          (88.3)  (65.4)  (19.2)
                                              ------- ------- -------
Net debt                                      $116.8  $176.8  $265.7
                                              ======= ======= =======

Accumulated cash and marketable securities are expected to be used for debt repayment when economically feasible until a targeted debt to capital ratio is achieved.


                                        Three Months    Nine Months
                                            Ended          Ended
                                          March 31       March 31
                                       -------------- ---------------
NET PENSION EXPENSE                     2005    2004    2005    2004
                                       ------ ------- ------- -------

Pension plan (income) expense          ($0.6)   $2.2   ($1.8)   $6.6
Other postretirement benefits expense    1.2     1.4     3.6     5.8
                                       ------ ------- ------- -------
                                         0.6     3.6     1.8    12.4
Income tax benefit                      (0.5)   (1.6)   (1.6)   (4.9)
                                       ------ ------- ------- -------
Net pension expense                     $0.1    $2.0    $0.2    $7.5
                                       ====== ======= ======= =======

Net pension expense per share          $0.00   $0.09   $0.01   $0.33
                                       ====== ======= ======= =======

Weighted average diluted common shares  25.4    23.6    25.0    23.3
                                       ====== ======= ======= =======


    CONTACT: Carpenter Technology Corporation
             Investor and Media Inquiries:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com